UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 5, 2011

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-20852	16-1387013
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York          14513
(Address of principal executive offices)                              (Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

Revenue for the first quarter was $30.7 million compared to $38.5 million for the first quarter of 2010.  2011 revenue included a $2.7 million charge to reflect a proposed settlement with the U.S. government related to exigent contracts completed between 2003 and 2004, as disclosed on April 29.  Excluding the $2.7 million charge, Battery & Energy Products revenue increased by 11.1% to $27.0 million reflecting increased demand for commercial products from the company’s China operation and chargers.  Communications Systems revenue was $4.2 million, down from $12.2 million for the first quarter of 2010 reflecting delays in orders from the U.S. Department of Defense and the absence of orders for SATCOM systems for the first quarter of 2011. Energy Services revenue was $2.3 million, compared to $2.0 million for the same period last year.  As disclosed on March 10, the company is exiting the Energy Services business in 2011.

Gross profit for the first quarter of 2011 was $3.5 million, or 11.5% of revenue, compared to $9.8 million, or 25.3% of revenue, for the same quarter a year ago.  2011 gross profit reflected the $2.7 million charge, unfavorable product mix and deterioration in the gross margin for the Energy Services segment. Also included in gross profit for the first quarter of 2011 was $0.7 million of costs related to exiting the Energy Services business, of which $0.6 million was non-cash.  Excluding the $2.7 million charge and Energy Services segment gross profit for both periods, gross margin would have been 23.3% for the first quarter of 2011, compared to 27.0% for the same period last year.  The reduction in gross margin was primarily caused by the completion of a low margin contract from 2009, manufacturing variances due to low U.S. government defense sales volume and the write-off of certain inventories.

Operating expenses for the first quarter of 2011 were $9.3 million, compared to $8.9 million a year ago. The increase over 2010 was a result of higher research & development expenses reflecting new product development activity for the Battery & Energy Products and Communications Systems segments.

As a result, the company reported an operating loss of $5.8 million, compared to operating income of $0.9 million for the same period last year.  Net loss was $5.7 million, or $0.33 per share, compared to net income of $0.3 million, or $0.02 per share, for the first quarter of 2010.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01.	Financial Statements, Pro Forma Financials and Exhibits.
(a)	Exhibits.

	99.1	Press Release dated May 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION
Dated: May 5, 2011	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

INDEX TO EXHIBITS

(99)	Additional Exhibits

	99.1	Press Release dated May 5, 2011.

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